                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-12

                               VAIL RESORTS, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


    ------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement,
                          if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)      Title of each class of securities to which transaction applies:

             ---------------------------------------------------------------
    (2)      Aggregate number of securities to which transaction applies:

             ---------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

             ---------------------------------------------------------------
    (4)      Proposed maximum aggregate value of transaction:

             ---------------------------------------------------------------
    (5)      Total fee paid:



[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number; or the Form or Schedule and the date of its filing.

    (1)      Amount Previously Paid:

             ---------------------------------------------------------------
    (2)      Form, Schedule or Registration Statement No.:

             ---------------------------------------------------------------
    (3)      Filing Party:

             ---------------------------------------------------------------
    (4)      Date Filed:

             ---------------------------------------------------------------

[LOGO] VAIL RESORTS TM


                                                              November 26, 2001

Dear Shareholder:

   You are cordially invited to attend the 2001 Annual Meeting of Shareholders of Vail Resorts, Inc., which will be held at 10:00 a.m., Eastern Standard Time, on Wednesday, January 9, 2002 at The Essex House, 160 Central Park South, New York, New York 10019.

   The enclosed Notice and Proxy Statement contain complete information about matters to be considered at the Annual Meeting, at which the business and operations of our Company will also be reviewed. Only Shareholders entitled to vote at the Annual Meeting and their proxies will be permitted to attend the Annual Meeting. If you plan to attend, please check the box provided on the proxy card.

   Whether or not you plan to attend, we urge you to complete, sign and return the enclosed proxy card, so that your shares will be represented and voted at the Annual Meeting. You can also vote your shares by using the internet or the telephone. Instructions for using these convenient services are set forth on the enclosed proxy card.

                                          Sincerely,
                                          /s/ Adam M Aron
                                          ADAM M. ARON
                                          Chairman And Chief Executive Officer


[LOGO] Address footer and Recyler logo

                              VAIL RESORTS, INC.

           137 Benchmark Road              P.O. Box 7
           Avon, Colorado 81620            Vail, Colorado 81658

                               -----------------

               NOTICE OF THE 2001 ANNUAL MEETING OF SHAREHOLDERS

                               -----------------

                                                              November 26, 2001

To our Shareholders:

   The Annual Meeting of Shareholders of Vail Resorts, Inc., a Delaware corporation, will be held on Wednesday, January 9, 2002 at 10:00 a.m., Eastern Standard Time, at The Essex House, 160 Central Park South, New York, New York 10019, to:

      (1) Elect nine Class 1 Directors and eight Class 2 Directors;

      (2) Ratify the appointment of Arthur Andersen LLP as independent public accountants; and

      (3) Transact such other business as may properly come before the meeting.

   The record date for the determination of the shareholders entitled to notice of and to vote at the meeting or at any adjournment thereof is the close of business on November 14, 2001.

   A copy of the Company's Annual Report to shareholders for the fiscal year ended July 31, 2001 is enclosed.

   A list of shareholders entitled to vote at the Annual Meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, at the offices of the Company's Transfer Agent and Registrar, Wells Fargo Bank Minnesota, N.A., 161 North Concord Exchange, St. Paul, Minnesota 55075-0738, during ordinary business hours for ten days prior to the Annual Meeting.

                                          By Order of the Board of Directors
                                          /s/ Martha D. Rehm
                                          MARTHA D. REHM
                                          Senior Vice President,
                                          General Counsel and Secretary


WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN  AND
   RETURN THE ENCLOSED PROXY IN THE ENCLOSED REPLY ENVELOPE OR VOTE BY USING
      THE INTERNET OR THE TELEPHONE. THIS WILL NOT LIMIT  YOUR  RIGHT  TO
         ATTEND OR VOTE AT THE MEETING.

                              VAIL RESORTS, INC.

             137 Benchmark Road                   P.O. Box 7
             Avon, Colorado 81620                 Vail, Colorado 81658

                               -----------------

                         PROXY STATEMENT FOR THE 2001
                        ANNUAL MEETING OF SHAREHOLDERS

                               -----------------

                    SOLICITATION AND REVOCATION OF PROXIES

   The accompanying proxy, being mailed to shareholders on or about November 26, 2001, is solicited by the Board of Directors of Vail Resorts, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held on Wednesday, January 9, 2002. In case the Meeting is adjourned, the proxy will be used at any adjournments thereof. If a proxy is received before the Meeting, the shares represented by it will be voted unless the proxy is revoked by written notice to the Secretary of the Company prior to the Meeting or by voting in person by ballot at the Meeting. If matters other than those specifically set forth in the accompanying Notice of Annual Meeting are presented at the Meeting for action, which is not currently anticipated, the proxy holders will vote the proxies in accordance with their best judgment.

   Holders of record of Common Stock and Class A Common Stock of the Company as of the close of business on November 14, 2001 will be entitled to vote at the Meeting. On such date there were outstanding and entitled to vote 27,693,821 shares of Common Stock of the Company and 7,439,834 shares of Class A Common Stock of the Company, each of which is entitled to one vote with respect to each matter to be voted on at the Meeting. Pursuant to the Company's Restated Certificate of Incorporation (the "Charter"), Class 1 directors of the Company are elected by a majority vote of the holders of Class A Common Stock and Class 2 directors are elected by a majority vote of the holders of Common Stock. All other items to be voted on at the Meeting require the affirmative vote of the holders of a majority of the shares of Common Stock and Class A Common Stock taken together represented in person or by proxy and entitled to vote on the item for approval. The presence at the Meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock and Class A Common Stock entitled to vote shall constitute a quorum for the transaction of business. Abstentions (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters and will have the effect of a negative vote.

   The cost of soliciting proxies in the form enclosed will be borne by the Company. In addition to the solicitation by mail, proxies may be solicited personally, or by telephone, by employees of the Company. The Company may reimburse brokers holding Common Stock or Class A Common Stock in their names or in the names of their nominees for their expenses in sending proxy material to the beneficial owners of such Common Stock.

                       PROPOSAL 1. ELECTION OF DIRECTORS

   The Charter and the bylaws of the Company provide that two-thirds of the Board of Directors of the Company shall be comprised of Class 1 directors and one-third shall be comprised of Class 2 directors, with each director serving a one-year term. Pursuant to the Company's Charter, Class 1 directors will be elected by the affirmative vote of a majority of the shares of Class A Common Stock and Class 2 directors will be elected by the affirmative vote of a majority of the shares of Common Stock. Currently, the Board of Directors is comprised of seventeen members, nine of which are Class 1 directors and eight of which are Class 2 directors. At the Meeting, nine Class 1 directors will be elected by the Class A Common Stock holders and eight Class 2 directors will be elected by the Common Stock holders. Pursuant to the Company's Charter and bylaws, the holders of Class A Common Stock have the ability in the future to increase the number of Class 1 directors or to decrease the number of Class 2 directors so that the respective two-thirds and one-third representation on the Board of Directors is preserved.

   Apollo Ski Partners, L.P. ("Apollo Ski Partners") owns substantially all of the Class A Common Stock of the Company and, consequently, Apollo Ski Partners has the ability to elect all of the Class 1 directors.

   The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, FOR the election of Messrs. Black, Cogut, Daly, Katz, Mack, Ressler, Rowan, Ryan and Spector as Class 1 directors and FOR the election of Messrs. Aron, Biondi, Hilbert, Lee, Micheletto, Sorte, Stiritz and Tisch as Class 2 directors.

                     INFORMATION WITH RESPECT TO NOMINEES

   The following sets forth the name and age of each nominee, each of whom is currently a member of the Board of Directors; all other positions and offices, if any, now held by him with the Company and his principal occupation during the last five years.

Nominees for Class 1 Directors

   Leon D. Black, 50, was appointed a director of the Company in October 1992. Mr. Black is one of the founding principals of Apollo Advisors, L.P. ("Apollo Advisors"), which was established in August 1990, and which, together with its affiliates, acts as managing general partner of Apollo Investment Fund, L.P. ("Apollo Fund"), AIF II, L.P., Apollo Investment Fund III, L.P. and Apollo Investment Fund IV, L.P., private securities investment funds of Apollo Real Estate Advisors, L.P ("AREA") which, together with an affiliate, acts as managing general partner of the Apollo real estate investment funds. Mr. Black is also a director of Allied Waste Industries, Inc., Samsonite Corporation, United Rentals, Inc., AMC Entertainment Inc., Sirius Satellite Radio Inc., Wyndham International, Inc. and Sequa Corporation. Mr. Black is Mr. Ressler's brother-in-law.

   Craig M. Cogut, 48, was appointed a director of the Company in October 1992. Mr. Cogut is currently a senior principal of Pegasus Investors, L.P., which acts as a managing general partner of private securities investments funds. Prior thereto he was one of the founding principals of Apollo Advisors.

   Andrew P. Daly, 55, was appointed a director of the Company in June 1996. Mr. Daly became President of Vail Associates, Inc. ("Vail Associates") in 1992 and President of the Company in 1996. He joined Vail Associates in 1989 as Executive Vice President and President of Beaver Creek Resort Company. Prior to joining Vail Associates, Mr. Daly owned and was President of Lake Eldora Ski Corporation, which operated the Eldora Mountain Resort ski area. From 1982 to 1987, Mr. Daly was Chief Executive Officer of Copper Mountain Resort, where he held several positions from 1972 to 1982.

   Robert A. Katz, 34, was appointed a director of the Company in June 1996. Mr. Katz is senior principal of Apollo Advisors, with which he has been associated since 1990. Mr. Katz is also a director of Aris Industries, Inc., Clark Retail Group, Inc., Quality Distribution, Inc. and Horizon PCS Inc.

   William L. Mack, 61, was appointed a director of the Company in January 1993. Since 1963, Mr. Mack has been the President and Senior Managing Partner of The Mack Organization, an owner and developer of and investor in office and industrial buildings and other commercial properties principally in the New York/New Jersey metropolitan area as well as throughout the United States. Mr. Mack is founder and Managing Partner of the Apollo Real Estate Investment Funds. Mr. Mack is Chairman of the Board of the Mack-Cali Realty Corp. and Metropolis Realty Trust, Inc. and also serves as a director of the Bear Stearns Companies, Inc. and Wyndham International, Inc.

   Antony P. Ressler 41, was appointed a director of the Company in October 1992. Mr. Ressler is one of the founding principals of Apollo Advisors and Ares Management. Mr. Ressler is also a director of Allied Waste Industries, Inc., Berlitz International, Inc. and Buhrmann NV. He is also a member of the Executive Committee of the Board of Directors of LEARN, the largest public school reform movement in the U.S., and of the Jonsson Comprehensive Cancer Center at the UCLA Medical Center. Mr. Ressler is Mr. Black's brother-in-law.

   Marc J. Rowan, 39, was appointed a director of the Company in October 1992. Mr. Rowan is one of the founding principals of Apollo Advisors. Mr. Rowan is also a director of NRT, Inc., National Financial Partners, Inc., Quality Distribution, Inc., Rare Medium Group, Inc., Rare Medium Group, Inc. Samsonite Corporation and Wyndham International, Inc.

   John J. Ryan III, 74, was appointed a director of the Company in January 1995. Mr. Ryan has been a financial advisor based in Geneva, Switzerland since 1972. Mr. Ryan is a director of Artemis S.A., a private holding company in Paris, France. He is a director of Evergreen Resources Inc., a publicly held oil and gas exploration company. Mr. Ryan is President of J. J. Ryan & Sons, a closely held textile trading corporation in Greenville, South Carolina.

   Bruce H. Spector 59, was appointed a director of the Company in January 1995. Mr. Spector has been a consultant to Apollo Advisors since 1992 and since 1995 has been a principal in Apollo Advisors. Prior to October 1992, Mr. Spector, a reorganization attorney, was a member of the Los Angeles law firm of Stutman Triester and Glatt. Mr. Spector is also a director of Pacer International, Inc., Park Media, LLC and Metropolis Realty Trust, Inc.

Nominees for Class 2 Directors

   Adam M. Aron, 47, was appointed Chairman of the Board and Chief Executive Officer of the Company in July 1996. Prior to joining the Company, Mr. Aron served as President and Chief Executive Officer of Norwegian Cruise Line Ltd. from July 1993 until July 1996. From November 1990 until July 1993, Mr. Aron served as Senior Vice President of Marketing for United Airlines. From 1987 to 1990, Mr. Aron served as Senior Vice President of Marketing for the Hyatt Hotels Corporation. Mr. Aron is also a director of Crestline Capital Corporation and Sunterra Corporation.

   Frank J. Biondi, 56, was appointed a director of the Company in July 1996. Mr. Biondi currently is Senior Managing Director of Waterview Advisors and previously served as Chairman and Chief Executive Officer of Universal Studios Inc. from April 1996 through November 1998. Mr. Biondi served as President and Chief Executive Officer of Viacom, Inc., from July 1987 to January 1996. He has also held executive positions with The CocaCola Company, Home Box Office Inc. and Time Inc. Mr. Biondi currently is a director of The Museum of Television and Radio and The Bank of New York.

   Stephen C. Hilbert, 55, was appointed a director of the Company in July 1996. Mr. Hilbert is a private investor. He founded Conseco, Inc. in 1979 and served as its Chairman, President and Chief Executive Officer. Conseco, Inc. is a financial services holding company based in Carmel, Indiana which owns and operates life insurance companies and provides investment management, administrative and other fee-based services. Mr. Hilbert serves as a director of the Indiana State University Foundation and the Indianapolis Convention and

Visitor's Association. He also serves on the Board of Trustees of both the Indianapolis Parks Foundation and the U.S. Ski Team Foundation, as a Trustee of the Central Indiana Council on Aging Foundation, and as a director of both the Indianapolis Zoo and the St. Vincent Hospital Foundation.

   Thomas H. Lee, 57, was appointed a director of the Company in January 1993. Mr. Lee founded Thomas H. Lee Company in 1974 and since that time has served as its President. The Thomas H. Lee Company and the funds which it advises invest in friendly leveraged acquisitions and recapitalizations. From 1966 through 1974, Mr. Lee was with First National Bank of Boston where he directed the bank's high technology lending group from 1968 to 1974 and became a Vice President in 1973. Prior to 1966, Mr. Lee was a Securities Analyst in the institutional research department of L.F. Rothschild in New York. Mr. Lee serves as a director of Vertis Holdings, Inc., Metris Companies, Inc., Miller Import Corporation, The Smith & Wollensky Restaurant Group, Inc. and Wyndham International, Inc. He is also a member of the Executive and Compensation Committees of the Board of Directors of Finlay Fine Jewelry Corporation.

   Joe R. Micheletto, 65, was appointed a director of the Company in February 1997. Mr. Micheletto has been Chief Executive Officer and President of Ralcorp Holdings, Inc. ("Ralcorp") since September 1996 and was Co-Chief Executive Officer and Chief Financial Officer of Ralcorp from January 1994 to September 1996. From 1985 to 1994, he served as Vice President and Controller of Ralston Purina Company. From 1991 to 1997, Mr. Micheletto served as Chief Executive Officer of Ralston Resorts, Inc. Mr. Micheletto also serves as a director of Energizer Holdings, Inc. and Ralcorp.

   John F. Sorte, 54, was appointed a director of the Company in January 1993. Mr. Sorte has been President and Chief Executive Officer of Morgan, Lewis, Githens & Ahn, Inc. since July 2001. From March 1994 to July 2001 he served as President of New Street Advisors L.P. Mr. Sorte is also a director of WestPoint Stevens, Inc. and a member of its audit committee.

   William P Stiritz, 67, was appointed a director of the Company in February 1997. Mr. Stiritz serves as Chairman of Ralston Purina Company and, separately, as Chairman of Ralcorp and Energizer Holdings, Inc. Mr. Stiritz also is a director of the following companies: Ball Corporation, May Department Stores Company, Ralcorp, Ralston Purina Company and Reinsurance Group of America, Incorporated.

   James S. Tisch, 48, was appointed a director of the Company in January 1995. Mr. Tisch is President and Chief Executive Officer of Loews Corporation ("Loews"). From October 1994 to January 1999 he served as President and Chief Operating Officer of Loews and, since October 1994, he has served on the Management Committee of Loews. Mr. Tisch has been with Loews since 1977. Mr. Tisch has served as Chairman and Chief Executive Officer of Diamond Offshore Drilling, Inc. since March 1998. Mr. Tisch is a member of the Board of Directors of CNA Financial Corporation, Baker, Fentress & Company, the Federal Employment and Guidance Service and the American Museum of Natural History. He is also president and a member of the Board of Directors of UJA-Federation of New York, and a Trustee of The Mount Sinai NYU Health System and the Mesorah Heritage Foundation.

Vote Required for Approval

   The affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock is required to elect the Class 1 Directors. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to elect the Class 2 Directors. Apollo Ski Partners owns substantially all of the Class A Common Stock and, consequently, Apollo Ski Partners has the ability to elect all of the Class 1 directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF MESSRS. BLACK, COGUT, DALY, KATZ, MACK, RESSLER, ROWAN, RYAN AND SPECTOR AS CLASS 1 DIRECTORS AND "FOR" THE ELECTION OF MESSRS. ARON, BIONDI, HILBERT, LEE, MICHELETTO, SORTE, STIRITZ AND TISCH AS CLASS 2 DIRECTORS.

Executive officers

   The following table sets forth the executive officers of the Company and its primary subsidiaries as of the date hereof:

       Name                                     Position
       ----                                     --------
Adam M. Aron...... Chairman of the Board of Directors and Chief Executive Officer
Andrew P. Daly.... President and Director
James P. Donohue.. Senior Vice President and Chief Financial Officer
John McD. Garnsey. Senior Vice President and Chief Operating Officer for Beaver Creek
William A. Jensen. Senior Vice President and Chief Operating Officer for Vail
Edward E. Mace.... President, Rockresorts International LLC and Vail Resorts Lodging
                     Company
James S. Mandel... Senior Vice President, Vail Resorts Development Company
Roger D. McCarthy. Senior Vice President and Chief Operating Officer for Breckenridge
Martha D. Rehm.... Senior Vice President, General Counsel and Secretary
John W. Rutter.... Senior Vice President and Chief Operating Officer for Keystone
Paul A. Testwuide. Senior Vice President of Resort Projects for Vail
James P. Thompson. President, Vail Resorts Development Company
Porter Wharton III Senior Vice President of Public Affairs
Martin C. White... Senior Vice President of Marketing

   For biographical information about Messrs. Aron and Daly see "Information With Respect to Nominees."

   James P. Donohue, 61, became Senior Vice President and Chief Financial Officer of the Company in October 1996. From 1991 to October 1996, Mr. Donohue served as Senior Vice President and Chief Financial Officer of Fibreboard Corporation, a manufacturer and distributor of building products, which also owned and operated three ski resorts located in California. Prior to 1991, Mr. Donohue was an Executive Vice President of Continental Illinois Bank, N.A.

   John McD. Garnsey, 51, joined the Company in May 1999 as Senior Vice President and Chief Operating Officer for Beaver Creek. Mr. Garnsey served as President of the Vail Valley Foundation from 1991 through April 1999 and as Vice President from 1983 to 1991. Mr. Garnsey is also a director of the Vail Valley Foundation, Smith Creek Metro District and Ski Club Vail. In addition, Mr. Garnsey is the President of Beaver Creek Resort Company and was President of the Organizing Committee for the 1999 World Alpine Ski Championships.

   William A. Jensen, 49, joined Breckenridge as Senior Vice President and Chief Operating Officer in May 1997 and was appointed Chief Operating Officer for Vail in May 1999. Mr. Jensen was President of the Fibreboard Resort Group from 1991 to 1996. He was Vice President of Sunday River Ski Resort from 1989 to 1991 and, from 1983 to 1989, Mr. Jensen was Vice President of Kassbohrer of North America, a grooming vehicle manufacturer.

   Edward E. Mace, 50, joined the Company October 30, 2001 as President of Rockresorts International LLC and Vail Resorts Lodging Company, a registered trade name of Rockresorts International LLC. From 1996 until 2001, Mr. Mace was with Fairmont Hotels, serving as the President and Chief Executive Officer from 1998 to 2000 and Vice Chairman from 2000 to 2001. Prior to joining Fairmont Hotels, Mr. Mace served as President and Chief Executive Officer of Lincoln Hotels and was a partner of Lincoln Property Company and KPMG Peat Marwick. Mr. Mace also serves as a director of BRE Properties, a New York Stock Exchange-listed REIT.

   James S. Mandel, 51, has served as Senior Vice President of Commercial Development for Vail Resorts Development Company since April 1999. From 1994 to December 1998, Mr. Mandel was the Senior Vice President and General Counsel of the Company, and served as Secretary of the Company from 1995 to 1998. From January 1999 through March 1999, Mr. Mandel practiced law and was an advisor to and part-time employee of the

Company. From 1978 until joining the Company, Mr. Mandel was a partner with Brownstein Hyatt Farber and Strickland, P.C., a Denver law firm, and specialized in real estate development and corporate finance.

   Roger D. McCarthy, 51, joined the Company as Senior Vice President and Chief Operating Officer of Breckenridge in February 2000. Mr. McCarthy previously held the position of Senior Vice President, Eastern Region for Intrawest, where he was responsible for six resorts, three in Canada and three in the United States. Mr. McCarthy served as a board member of Courmayeur Ski Area in Italy, a joint venture between Companie des Alpes of France and Intrawest. Mr. McCarthy held the position of Vice President/General Manager of Mont Tremblant from 1991-1998. Mr. McCarthy is a Director of Summit Foundation and of Breckenridge Outdoor Education Center and also serves as President Emeritus of Tremblant Foundation.

   Martha D. Rehm, 50, became Senior Vice President, General Counsel and Secretary in May 1999. Prior to joining the Company, Ms. Rehm served since mid 1998 as Vice President and General Counsel of Corporate Express, Inc., a supplier of office products and computer supplies to corporations. Prior to 1998, she was a partner for many years with Holme Roberts & Owen, LLP, a Denver-based law firm, where her practice included general corporate law emphasizing corporate finance and securities transactions.

   John W. Rutter, 50, became Senior Vice President and Chief Operating Officer of Keystone Resort in May 1997. From 1991 to 1997, he was Executive Vice President of Ski Operations for Ralston Resorts, Inc. From 1980 to 1991, he was Vice President of Ski Operations for Keystone Resort and Arapahoe Basin. Mr. Rutter also serves on the Management Committee of Keystone/Intrawest LLC. Mr. Rutter is a member of the Board of Directors of the National Ski Areas Association and serves on its Executive Committee.

   Paul A. Testwuide, 61, became Senior Vice President of Resort Projects for Vail in May 1999. Prior to accepting this position, Mr. Testwuide was Senior Vice President and Chief Operating Officer for Vail and Beaver Creek in 1998 and, from 1992 to 1998, he was Vice President of Mountain Operations for Vail Associates, Inc. Mr. Testwuide was Managing Director of Vail Mountain Operations from 1989 to 1992, Director of Mountain Operations from 1976 to 1989 and served as the Director of Ski Patrol from 1971 to 1976. Mr. Testwuide has held various management positions in mountain operations since joining Vail Associates in 1963.

   James R. Thompson, 57, joined Vail Resorts Development Company as its President in 1993 in connection with Vail Associates' acquisition of the Arrowhead at Vail development. He joined Arrowhead at Vail in 1989, and served as its President. Prior to joining Arrowhead at Vail, Mr. Thompson served as Vice President of Moore and Company in Denver for 14 years leading their land acquisitions, syndications and development activities.

   Porter Wharton III, 51, joined the Company in January 1999 as Senior Vice President of Public Affairs. From 1985 to January 1999, Mr. Wharton was Chairman and Chief Executive Officer of The Wharton Group, a Denver-based national government relations and issues management consulting firm. He also served as a consultant to the Company since 1995.

   Martin C. White, 37, became the Company's Senior Vice President of Marketing in October 2000. The responsibility for the Company's global sales efforts was added to his role in March 2001. Prior to joining the Company, Mr. White served since 1998 as Vice President--Consumer Marketing for Delta Air Lines at its headquarters in Atlanta, Georgia. From July of 1997 through November of 1998, Mr. White held the position of Vice President-Marketing Programs and Services with US Airways. Mr. White began his career in 1987 at Continental Airlines, where he held several management positions in the marketing area. In 1991, he joined Brierley & Partners, a Dallas-based marketing and advertising firm, where he headed the firm's work with United Airlines and was later named Senior Vice President--International Division and General Manager, Chicago.

                 SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

   Set forth in the following table is the beneficial ownership of Common Stock as of November 14, 2001 for all directors and the five executive officers listed on the Summary Compensation Table, and, as a group, such persons and all other current executive officers. No director or executive officer of the Company owns any Class A Common Stock of the Company.

                                                          Number of Shares
                                                          of Common Stock   Percent
Name                                                     Beneficially Owned of Class
----                                                     ------------------ --------
Adam M. Aron............................................       664,796(1)     2.4%
Frank Biondi............................................        32,300          *
Leon D. Black...........................................             0(2)       *
Craig M. Cogut..........................................         9,720          *
Andrew P. Daly..........................................       192,617(l)       *
Stephen C. Hilbert......................................             0          *
Robert A. Katz..........................................             0(2)       *
Thomas H. Lee...........................................             0(3)       *
William L. Mack.........................................             0(2)       *
Joe R. Micheletto.......................................         1,000(4)       *
Antony P. Ressler.......................................        26,000(2)       *
Marc J. Rowan...........................................             0(2)       *
John J. Ryan III........................................             0          *
John F. Sorte...........................................        10,000          *
Bruce H. Spector........................................             0(2)       *
William P. Stiritz......................................             0(4)       *
James S. Tisch..........................................             0          *
James P. Donohue........................................       117,441(l)       *
James S. Mandel.........................................        52,334(l)       *
James P. Thompson.......................................        61,667(l)       *
Directors and Executive Officers as a Group (29 Persons)     1,548,202(l)     5.6%

--------
* As of November 14, 2001, no director or executive officer owned more than one percent of the Common Stock outstanding (including exercisable options), except for Mr. Aron.
(1) Includes shares that may be acquired on or within 60 days of November 14, 2001 through the exercise of employee stock options or restricted stock vesting as follows: 636,668, 181,988, 106,001, 52,334, 61,667 and 1,416,915
    shares of Common Stock subject to options granted to Messrs. Aron, Daly, Donohue, Mandel, Thompson and the directors and executive officers as a group, respectively.
(2) This individual is associated with Apollo Advisors, the managing general partner of Apollo Fund, the general partner of Apollo Ski Partners. This individual disclaims beneficial ownership of all shares of Common Stock and Class A Common Stock of the Company held by Apollo Ski Partners.
(3) Excludes 19,440 shares of Common Stock owned by Mr. Lee's two children (each owning 9,720 shares) to which Mr. Lee disclaims beneficial ownership.
(4) Messrs. Micheletto and Stiritz disclaim beneficial ownership of all shares of Common Stock of the Company held by Ralcorp.

                    INFORMATION AS TO CERTAIN SHAREHOLDERS

   Set forth below is certain information with respect to the only persons known to the Company to be the beneficial owners of more than five percent of the Company's voting securities as of November 14, 2001, based on filings required by the Securities and Exchange Commission.



                                   Common Stock     Class A Common Stock
                                Beneficially Owned   Beneficially Owned  Percent of Class A
                                ------------------  -------------------   Common Stock and
                                           Percent              Percent     Common Stock
Name of Beneficially Owned        Shares   of Class   Shares    of Class Beneficially Owned
--------------------------      ---------- -------- ---------   -------- ------------------
Apollo Ski Partners, L.P.(l)(2)         --     --   7,439,542     99.9%         21.2%
Capital Research and Management
  Company(3)...................  1,724,300    6.2%         --       --           4.9%
Ralcorp Holdings, Inc.(4)......  7,554,406   27.3%         --       --          21.5%
Ronald Baron(5)................ 11,770,750   42.5%         --       --          33.5%

--------
(1) Apollo Ski Partners was organized principally for the purpose of holding Common Stock and Class A Common Stock of the Company. The general partner of Apollo Ski Partners is Apollo Fund, a Delaware limited partnership and a private securities investment fund. The managing general partner of Apollo Fund is Apollo Advisors, a Delaware limited partnership, the general partner of which is Apollo Capital Management, Inc. ("Apollo Capital"), a Delaware corporation. Mr. Black, a director of the Company, is a director of Apollo Capital. All officers, directors and shareholders of Apollo Capital, including Messrs. Black, Katz, Mack, Ressler, Rowan and Spector (directors of the Company), disclaim any beneficial ownership of the Common Stock and Class A Common Stock of the Company owned by Apollo Ski Partners. The address for Apollo Ski Partners is 2 Manhattanville Road, Purchase, NY 10577.
(2) The Class A Common Stock is convertible into Common Stock (i) at the option of the holder, (ii) automatically, upon transfer to a non-affiliate of such holder and (iii) automatically, if less than 5,000,000 shares (as such number shall be adjusted by reason of any stock split, reclassification or other similar transaction) of Class A Common Stock are outstanding.
(3) As reported by Capital Research and Management Company, an institutional investment adviser, on Form 13F filed with the Securities and Exchange Commission on June 30, 2001. The address for Capital Research and Management Company is 333 South Hope Street, Los Angeles, CA 90071.
(4) As reported by Ralcorp on Form 10-K filed with the Securities and Exchange Commission on December 27, 2000. The address for Ralcorp is 800 Market Street, Suite 1600, St. Louis, MO 63101.
(5) As reported by Ronald Baron and related entities on Form 13F filed with the Securities and Exchange Commission on June 30, 2001. The address for Ronald Baron is 767 Fifth Avenue, 24th Floor, New York, NY 10153.

               BOARD OF DIRECTORS' MEETINGS, COMMITTEES AND FEES

   The Board of Directors of the Company held a total of 4 meetings during the fiscal year ended July 31, 2001 ("Fiscal 2001"). The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. The Board of Directors does not have a nominating committee.

   The Executive Committee has all powers and rights necessary to exercise the full authority of the Board of Directors in the management of the business and affairs of the Company. The members of the Executive Committee for Fiscal 2001 were Messrs. Aron, Daly, Katz and Rowan. The Executive Committee had 12 meetings during Fiscal 2001, including actions taken by unanimous written consent and telephonic meetings.

   The Audit Committee is primarily concerned with the effectiveness of the Company's accounting policies and practices, financial reporting and internal controls. The Audit Committee acts pursuant to its Charter, a copy of which is attached as Annex A. The Audit Committee is authorized to (i) make recommendations to the Board of Directors regarding the engagement of the Company's independent accountants, (ii) review the plan, scope and results of the annual audit, the independent accountants' letter of comments and management's response thereto, and the scope of any non-audit services which may be performed by the independent accountants, (iii) manage the Company's policies and procedures with respect to internal accounting and financial controls, and (iv) review any changes in accounting policy. The members of the Audit Committee for Fiscal 2001 were Messrs. Hilbert, Sorte and Micheletto, with Mr. Micheletto serving as Chairman of the Committee. The Audit Committee held 2 meetings during Fiscal 2001.

   The Compensation Committee is authorized and directed to (i) review and approve the compensation and benefits of the executive officers, (ii) review and advise management regarding the benefits, including bonuses, and other terms and conditions of employment of other employees, (iii) review and approve the Company's annual compensation plans, (iv) review management organization and development as it relates to compensation, and (v) administer any stock option plans which may be adopted and the granting of options under such plans. The members of the Compensation Committee for Fiscal 2001 were Messrs. Biondi, Lee, Tisch and Katz, with Mr. Katz serving as Chairman of the Committee. The Compensation Committee had 3 meetings in Fiscal 2001. Matters that relate to the administration of the Company's 1999 Long-Term Incentive and Share Award Plan or otherwise to the grant of options to purchase the Company's stock or any performance-based executive compensation to the Company's executives are considered and acted upon by a subcommittee of the Compensation Committee which consists of non-employee directors, within the meaning of Rule 16b-3 promulgated under the Securities and Exchange Act of 1934, and outside directors, within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. Members of the subcommittee of the Compensation Committee include Messrs. Biondi, Lee and Tisch. The subcommittee had 3 meetings in Fiscal 2001.

   During Fiscal 2001 all of the directors of the Company attended 75% or more of the meetings of the Board of Directors and of committees of the Board of Directors on which they served either in person or telephonically, except for Messrs. Cogut and Spector.

   The Company paid no fees to its directors in Fiscal 2001 and the Company currently does not intend to pay directors' fees; however, the Company does provide its directors with certain ski-related privileges. The Company pays a management fee of $500,000 per year to Apollo Advisors. Messrs. Black, Katz, Mack, Ressler, Rowan and Spector are associated with Apollo Advisors and are directors of the Company.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Such officers, directors and shareholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for Fiscal 2001.

                 CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

   Mr. Aron and the Company have entered into an amended employment agreement, as described in "Employment Agreements," which provided additional incentives for his continuing service.

   During the fiscal year ended September 30, 1991, the Company loaned Mr. Daly $300,000, $150,000 of which bears interest at a rate of 9% per annum and the remainder of which is non-interest bearing. The principal sum plus accrued interest is due October 1, 2003, or, if earlier, no later than one year following the termination, for any reason, of Mr. Daly's employment with the Company. The proceeds of the loan were used to finance the purchase and improvement of real property and the loan is secured by a deed of trust on such property.

   The Company pays a fee of $500,000 per year to Apollo Advisors for management services and expenses related thereto. This fee has been incurred each year since 1993 and is paid partly in cash and partly in services rendered by the Company to Apollo Advisors and its affiliates. This arrangement was approved by the Board of Directors of the Company in March 1993.

   In 1995, Mr. Daly's spouse and Mr. Thompson and his spouse received financial terms more favorable than those available to the general public in connection with their purchase of homesites at Bachelor Gulch Village. Rather than payment of an earnest money deposit with the entire balance due in cash at closing, these contracts provide for no earnest money deposit with the entire purchase price (which was below fair market value) to be paid under promissory notes of $438,750 and $350,000 for Mr. Daly's spouse and Mr. and Mrs. Thompson, respectively. Mrs. Daly's note is secured by a first deed of trust and amortized over 25 years at a rate of 8% per annum interest, with a balloon payment due on the earlier of five years from the date of closing or one year from the date Mr. Daly's employment with the Company is terminated. In 1999, the agreement with respect to Mr. and Mrs. Thompson's note was amended to provide that the note, which continues to accrue interest at a rate of 8% per annum, will be payable in full in the form of one lump sum payment. The lump sum payment is due on the earlier of (i) the date the property is sold, (ii) two years from the date Mr. Thompson's employment with the Company is terminated for any reason, or (iii) September 1, 2009.

   In order to facilitate the Company's requirement that Mr. Jensen reside in the Town of Vail in connection with his appointment as the Chief Operating Officer of Vail Mountain, the Company entered into an agreement with Mr. Jensen in 1999 whereby the Company invested in the purchase of a primary residence for Mr. and Mrs. Jensen in Vail, Colorado. The Company contributed $1,000,000 toward the purchase price of the residence and thereby obtained an approximate 49% undivided ownership interest in such residence. The Company is entitled to receive its proportionate share of the resale price of the residence, less certain deductions, upon the resale of the residence or within approximately eighteen (18) months after Mr. Jensen's termination of employment from the Company, whichever occurs first.

   In connection with the employment of Roger D. McCarthy as Senior Vice President and Chief Operating Officer for Breckenridge, the Company agreed to invest up to $400,000, but not to exceed 50% of the purchase price, for the purchase of a primary residence for Mr. McCarthy and his family in Breckenridge, Colorado. The Company contributed $400,000 toward the purchase price of the residence and thereby obtained an approximate 41% undivided ownership interest in such residence. The Company is entitled to receive its proportionate share of the resale price of the residence, less certain deductions, upon the resale of the residence or within approximately eighteen
(18) months after Mr. McCarthy's termination of employment from the Company, whichever occurs first.

   In 2000, the Company agreed that in connection with the employment of Martin White as Senior Vice President, Marketing for Vail Resorts, the Company would invest up to $800,000, but not to exceed 50% of the purchase price, for the purchase of a primary residence for Mr. White and his family in the Vail Valley. The Company contributed $600,000 toward the purchase price of the residence and thereby obtained an approximate 37% undivided ownership interest in such residence. The Company is entitled to receive its proportionate share of the resale price of the residence, less certain deductions, upon the resale of the residence or within approximately eighteen (18) months after Mr. White's termination of employment from the Company, whichever occurs first.

   In connection with the employment of Edward E. Mace as President of Rockresorts International, LLC ("Rockresorts") and of Vail Resorts Lodging Company, Rockresorts agreed to invest up to $900,000, but not to exceed 50% of the purchase price, for the purchase of a residence for Mr. Mace and his family in Eagle County, Colorado (the "Colorado Residence"). Based on the actual amount invested by the Company, the Company will obtain a proportionate undivided ownership interest in the Colorado Residence. Upon the resale of the Colorado Residence, or within eighteen (18) months of the termination of Mr. Mace's employment with the Company, whichever is earlier, the Company shall be entitled to receive its proportionate share of the resale price of the Colorado Residence, less certain deductions. Mr. Mace currently owns a residence in California (the "California Residence"), which, if not sold within six months, Rockresorts has agreed to either purchase or pay certain costs associated with the first mortgage on the California Residence.

   In September 1999, Mr. Rowan and Michael Gross (who is also one of the founding principals of Apollo Advisors) each contracted to purchase a cluster homesite at Bachelor Gulch Village for a price of $378,000, which the Company believes to be the approximate fair market value for each site, less a credit for certain infrastructure costs necessary for development of each homesite. Pursuant to the amended terms of the contracts, the original closing date on such homesites was extended until January 15, 2002.

   Ralcorp, Apollo Ski Partners, and the Company are parties to a Shareholder Agreement, dated January 3, 1997 and amended as of November 1, 1999 (the "Shareholder Agreement"), pursuant to which they have agreed to cause the Board of Directors of the Company to consist of no more than twenty directors, with Ralcorp having the ability to nominate two directors for so long as it owns at least ten percent of the Company's outstanding voting securities. Messrs. Micheletto and Stiritz presently are Ralcorp's two nominees for directors. Pursuant to the Shareholder Agreement, Apollo Ski Partners has agreed to vote in favor of the election of the two directors nominated by Ralcorp.

   The Shareholder Agreement subjects Ralcorp to a voting agreement with respect to actions taken by the Company's Board of Directors. Among other things, Ralcorp agrees to vote (i) "for" all the nominees recommended by the Board of Directors, (ii) in accordance with the Board of Directors on all shareholder proposals and (iii) in the same proportion as all other shareholders (i.e., "for," "against" and "abstain") on all other matters, except that Ralcorp has full discretion on extraordinary events such as mergers or consolidations, sales of assets, creation of new stock with voting rights and changes in the Company's Charter or bylaws.

   Under the terms of the Shareholder Agreement, Ralcorp has agreed to certain restrictions on the resale of its Common Stock. Ralcorp has agreed not to transfer or sell its shares of Common Stock without the prior approval of a majority of the Board of Directors, other than (i) to affiliates or Ralcorp stockholders, or (ii) pursuant to a demand or piggyback registration as allowed under the Shareholder Agreement or (iii) to a transferee, provided the transferee will not own more than ten percent of the outstanding voting securities of the Company and agrees to be bound by the Shareholder Agreement.

   The Shareholder Agreement will terminate (i) upon agreement of each of Apollo Ski Partners and Ralcorp; (ii) upon the dissolution of the Company or a sale of substantially all of its assets; or (iii) when either Apollo Ski Partners or Ralcorp owns less than ten percent of the Company's outstanding voting securities. Pursuant to the Shareholder Agreement, the Company has granted to each of Apollo Ski Partners and Ralcorp certain demand and piggyback registration rights with respect to the Common Stock owned by them.

   The Company and BAMCO, Inc. ("BAMCO"), an affiliate of Ronald Baron, the Company's largest shareholder, have entered into a Standstill and Registration Rights Agreement. Pursuant to such agreement, the Company has granted BAMCO certain registration rights in connection with unregistered shares of the Company held by BAMCO and BAMCO has agreed not to acquire additional shares of Common Stock of the Company other than as a result of (i) a stock split, stock dividend or similar recapitalization or (ii) the purchase of an additional 445,350 shares of Common Stock provided that the aggregate number of shares of Common Stock of the Company beneficially owned by BAMCO and its affiliates does not exceed 12,034,200 shares (as adjusted for any stock split, stock divided or recapitalization) at any time.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

                          SUMMARY COMPENSATION TABLE

   The following table provides information concerning compensation paid by the Company to the Chief Executive Officer and the other four highest paid executive officers of the Company whose compensation was at least $100,000 for Fiscal 2001 (collectively, the "Named Executive Officers").

                              Annual Compensation            Long-Term Compensation
                          ---------------------------- ----------------------------------


                                                              Awards           Payouts
                                                       --------------------- ------------
                                                       Restricted Securities   Deferred
                                          Other Annual   Stock    Underlying Compensation  All Other
Name, Principal Position  Salary   Bonus  Compensation  Award(s)   Options     Payments   Compensation
       and Period           $       ($)      ($)(a)       ($)        (#)         ($)          ($)
------------------------- ------- ------- ------------ ---------- ---------- ------------ ------------
Adam M. Aron, Chairman
  and Chief Executive
  Officer of the Company
2001..................... 671,942 540,000      --        15,000    100,000                   33,706(b)(c)
2000..................... 647,384 320,000      --            --    125,000        --         32,727(c)
1999..................... 634,618      --      --            --     60,000        --         51,714(b)(c)
Andrew P. Daly, President
  and Director of the
  Company
2001..................... 428,100 280,000      --        12,500     40,000                  188,308(c)(d)(e)
2000..................... 412,708 200,000      --            --     50,000        --         29,260(c)(d)
1999..................... 406,542      --      --            --     27,000        --         17,730(c)(d)
James P. Donohue, Senior
  Vice President and
  Chief Financial Officer
2001..................... 348,923 175,000      --        12,000     25,000                    1,241(c)
2000..................... 338,866 125,000      --            --     25,000        --          2,351(c)
1999..................... 333,242      --      --            --     21,000        --          4,107(c)
James P. Thompson,
  President of Vail
  Resorts Development
  Company
2001..................... 353,135 200,000      --                   20,000                  152,329(c)(e)
2000..................... 331,635 135,000      --            --     21,000        --         55,025(c)(e)
1999..................... 293,132 118,000      --            --     21,000        --          3,787(c)
James S. Mandel, Senior
  Vice President, Vail
  Resorts Development
  Company(f)
2001..................... 328,846 115,000      --                   10,000                  121,494(c)(e)
2000..................... 313,615  95,750      --            --     12,000        --          1,643(c)
1999..................... 343,872  51,250      --            --     21,000        --         32,098(c)(e)

--------
(a) "Other Annual Compensation" includes perquisites and personal benefits, where such perquisites and personal benefits exceed the lesser of $50,000 or 10% of the Named Executive Officer's annual salary and bonus for the year, as well as certain other items of compensation. For 2001, none of the Named Executive Officers received perquisites and/or personal benefits in excess of the applicable threshold.
(b) Includes $27,940 and $11,091 in relocation compensation received in 1999 and 2001, respectively. Mr. Aron lives in a house provided for the convenience of the Company as described in the section entitled "Employment Agreements."
(c) Includes excess life insurance premiums paid in 1999, 2000 and 2001, respectively, for each of the Named Executive Officers as follows: Mr. Aron--$23,774, $32,727 and $22,615; Mr. Daly--$14,340, $27,940 and $29,158;
    Mr. Donohue--$4,017, $2,351 and $1,241; Mr. Thompson--$3,787, $2,333 and
    $1,088; and Mr. Mandel--$2,150, $1,643 and $1,153.
(d) Includes $3,390, $1,320 and $5,430 of interest income for 1999, 2000 and 2001, respectively, in connection with Mr. Daly's loan as described in the section entitled "Certain Relationships and Other Transactions.
(e) On September 25, 1996, the Company declared a right to receive up to $2.44 per share of Common Stock to all shareholders of record on October 11, 1996. At that time, the Company amended agreements with certain option holders such that those option holders were entitled to receive $2.44 per share per option as of September 25, 1996 if certain conditions were met. Such payments include $29,948 to Mr. Mandel in 1999, $52,692 to Mr. Thompson in 2000 and $153,720, $151,241 and $120,341 to Messrs. Daly,
    Thompson and Mandel, respectively, in 2001.
(f) Represents compensation earned as an advisor and part-time employee of the Company, from January 1999 to March 1999, and as Senior Vice President, Vail Resorts Development Company from April 1999 to July 31, 2000.

   The following table sets forth information concerning individual grants of stock options made under our stock option plans in Fiscal 2001 to each of the Named Executive Officers.

                         Option Grants in Fiscal 2001

                                             Individual Grants
                  ------------------------------------------------------------------------


                             % of Total
                  Number of    Option                          Potential Realizable Value
                  Securities  Granted                          at Assumed Annual Rates of
                  Underlying     to      Exercise             Stock Price Appreciation for
                   Options   Employees      or                       Option Term(1)
                   Granted   in Fiscal  Base Price Expiration ----------------------------
    Name             (#)        2001      ($/Sh)      Date          5%            10%
    ----          ---------- ---------- ---------- ----------   ----------    ----------
Adam M. Aron.....  100,000      14.1%    $19.125   09/12/2010 $1,202,500     $3,048,500
Andrew P. Daly...   40,000       5.6%    $19.125   09/12/2010 $  481,000     $1,219,400
James P. Donohue.   25,000       3.5%    $19.125   09/12/2010 $  300,625     $  762,125
James P. Thompson   20,000       2.8%    $19.125   09/12/2010 $  240,500     $  609,700
James S. Mandel..   10,000       1.4%    $19.125   09/12/2010 $  120,250     $  304,850

--------
(1) The potential realizable value uses the hypothetical rates specified by the Securities and Exchange Commission and is not intended to forecast future appreciation, if any, of the Company's Common Stock price.

   The following table sets forth information concerning each exercise of stock options during Fiscal 2001 by each of the Named Executive Officers and the value of unexercised options at July 31, 2001.

                Aggregated Option Exercises During Fiscal 2001
                     and Option Values as of July 31, 2001

                                            Number of Securities
                                                 Underlying      Value of Unexercised
                                                Unexercised          In-the-Money
                       Shares                    Options(1)           Options(2)
                      Acquired              -------------------- --------------------
                     on Exercise   Value        Exercisable/         Exercisable/
   Name                  (#)      Realized     Unexercisable        Unexercisable
   ----              ----------- ---------- -------------------- --------------------
Adam M. Aron........        --           --   541,667/323,333       $17,750/$35,500
Andrew R. Daly......   157,500   $2,102,652   142,987/148,999      $116,980/$15,975
James P. Donohue....        --           --     82,334/83,666        $6,212/$12,425
James P. Thompson...   154,960   $1,549,600     41,000/61,000        $6,212/$12,425
James S. Mandel.....   123,300   $1,233,000     38,000/35,000         $3,550/$7,100

--------
(1) Options have a ten-year term and vest in one-year increments ranging from three to five years commencing on the first anniversary of the date of grant. Vesting will, in certain cases, be accelerated upon the occurrence of a "change in control." See "Employment Agreements."
(2) The "Value of Unexercised In-the-Money Options at July 31, 2001" was calculated by determining the difference between the closing price on the New York Stock Exchange of the underlying Common Stock at July 31, 2001 of $19.95 per share and the exercise price of the option. An option is "In-the-Money" when the fair market value of the underlying Common Stock exceeds the exercise price of the option.

                             EMPLOYMENT AGREEMENTS

   Effective May 1, 2001, the Company entered into an amendment to the employment agreement with Adam M. Aron (the "Amended Employment Agreement"), pursuant to which Mr. Aron continues to serve as the Chief Executive Officer of the Company. Pursuant to the employment agreement dated July 1, 1996 (the "Employment Agreement"), the initial term of Mr. Aron's employment was July 29, 1996 through September 30, 1999, with automatic renewals thereafter in two-year terms, subject to notice of termination by either Mr. Aron or the Company. The renewal terms continue unchanged under the amended employment agreement. The Amended Employment Agreement provides additional incentives to Mr. Aron provided he remains in the employ of the Company through the Vesting Date, as that term is defined in the Amended Employment Agreement (projected to be between July 29, 2003 and August 3, 2003, unless accelerated as provided in the Amended Employment Agreement). Pursuant to the Amended Employment Agreement, Mr. Aron's minimum base salary is $675,000 per year, subject to annual increases, as determined by the Compensation Committee of the Board of Directors. Mr. Aron is, and has been since October 1, 1997, eligible to participate in the Company's bonus plan. Under the terms of the Amended Employment Agreement, Mr. Aron's minimum Target Bonus is 80% of his then current salary, which minimum Target Bonus shall be paid if the Company's budget is fully achieved.

   Pursuant to the Employment Agreement, Mr. Aron was granted 37,500 restricted shares of Common Stock and options to purchase 260,000 shares of Common Stock, with both restricted shares and options vesting over five years. Pursuant to the Amended Employment Agreement, Mr. Aron was granted an additional 15,000 shares of restricted stock, vesting 7,500 shares on July 29, 2002 and 7,500 shares on July 29, 2003.

   The Company continues to provide Mr. Aron a life insurance policy of $5 million and $500,000 of annual disability income protection. The Company purchased, for approximately $1.5 million, a home in the Vail Valley for Mr. Aron's use while employed by the Company (the "Residence"). Under the terms of the Amended Employment Agreement, Mr. Aron may, on or after the Vesting Date, purchase the Residence from the Company and, in turn, receive from the Company a one-time bonus in the exact amount owed to the Company for the purchase of the Residence. Likewise, provided Mr. Aron remains in the employ of the Company through the Vesting Date, Mr. Aron may, on or after the Vesting Date (but no later than 90 days after his employment with the Company ceases), purchase a lot in the Red Sky Ranch golf community for a purchase price of $600,000 and, in turn, receive a one-time cash bonus from the Company in the amount of $600,000. All costs (with the exception of any personal income tax liability) associated with the purchase of the Residence and the Red Sky Ranch lot shall be borne by the Company. Under the terms of the Amended Employment Agreement, Mr. Aron is entitled to a full membership in the Red Sky Ranch golf club, with no initiation fee whatsoever and with no monthly dues payable by Mr. Aron so long as he remains employed by Company. In addition, the Company has committed to loan to Mr. Aron $645,750 in connection with Mr. Aron's planned purchase of Lot 99 in the Company's Bachelor Gulch development. The Amended Employment Agreement provides that if he is employed by the Company through the Vesting Date, such loan will be completely forgiven.

   Mr. Aron is subject to a 12-month non-compete clause upon termination. In the event of a change in control of the Company, all of Mr. Aron's rights with respect to the options and the restricted shares of Common Stock will vest immediately if (1) he remains employed with the Company for at least six months after the change in control occurs, or (2) following the change in control, his employment is terminated as a result of death or disability, or is terminated without cause. In addition, in the event of a change in control, Mr. Aron is entitled to receive certain benefits if the Company terminates his employment without cause or if Mr. Aron terminates his employment agreement for good reason. Such benefits include payment of Mr. Aron's then current base salary through the date his employment ends and for a twenty-four month period thereafter and a prorated bonus (assuming performance targets are met) for the portion of the year in which the termination occurs. A "change in control" of the Company occurs when a person other than Apollo Ski Partners or its affiliates owns a majority of the Company's outstanding common stock or a majority of the combined voting power of all outstanding voting securities.

   Effective October 1, 2000, the Company entered into a new Employment Agreement with Andrew P. Daly (the "New Employment Agreement"), pursuant to the terms of which Mr. Daly continues to serve as the President of the Company. The initial term of the New Employment Agreement continues through October 1, 2003, after which time the New Employment Agreement will automatically renew for successive one-year periods.

   Under the terms of the New Employment Agreement, Mr. Daly's minimum Base Salary is $430,000 per year (the "Base Salary"), subject to annual increases at the discretion of the Company's Board of Directors. Mr. Daly participates in the Company's bonus plan; under the terms of the New Employment Agreement, Mr. Daly's target bonus is 65% of his Base Salary and is payable at the discretion of the Board of Directors. On October 1, 2000, Mr. Daly was granted 12,500 restricted shares of common stock, which restricted shares vest 25% per year commencing October 1, 2001 so long as Mr. Daly remains employed by the Company. The Company provides Mr. Daly with long-term disability insurance, which provides a benefit equal to 75% of Mr. Daly's Base Salary, and term life insurance which provides a death benefit of at least $3 million. The New Employment Agreement extends the maturity date of Mr. Daly's $300,000 outstanding loan with the Company to October 1, 2003 or, if earlier, to the first anniversary of the date on which the New Employment Agreement is terminated for any reason other than by Vail without "cause" or by Daly for "good reason," as those terms are defined in the New Employment Agreement. The New Employment Agreement contemplates future stock option grants to Mr. Daly that, if made, will be in a manner commensurate with his rank and performance.

   The Company may terminate the New Employment Agreement for "cause" or Mr. Daly may terminate the New Employment Agreement without good reason, and in either case Mr. Daly shall be entitled to receive his then current Base Salary (as that term is defined below) through the date of termination. Following a "change in control" of the Company (as that term is defined in the New Employment Agreement), if the New Employment Agreement is terminated by the Company without cause, by Mr. Daly for good reason, or the Company gives notice of non-renewal, then Mr. Daly shall be entitled to receive his then current Base Salary through the date of termination and for a period of 18 months thereafter plus a pro-rated bonus, if payable (provided performance targets are met) for that portion of the year in which Mr. Daly was employed by the Company. Mr. Daly is subject to a non-compete period of one year following the termination of his employment for any reason.

   Pursuant to an employment agreement with James P. Donohue, Mr. Donohue serves as Senior Vice President and Chief Financial Officer of the Company. The initial term of his employment was for the period from October 1, 1996 through September 30, 1999, with automatic renewals for successive one year periods thereafter, subject to notice of termination by either Mr. Donohue or the Company. Mr. Donohue's initial base salary was $300,000 per year, subject to annual increases, as determined by the Compensation Committee of the Board of Directors and the Chief Executive Officer, and Mr. Donohue participates in the Company's bonus plan. In addition, pursuant to such agreement, Mr. Donohue was granted 12,000 restricted shares of Common Stock and options to purchase 60,000 shares of Common Stock, which restricted stock and options vest over three years. Mr. Donohue is subject to a 12-month non-compete clause upon termination. In the event of a change in control of the Company, all of Mr. Donohue's rights with respect to his options and restricted shares of Common Stock will vest immediately if (1) he remains employed with the Company for at least six months after the change in control occurs, or (2) following the change in control, his employment is terminated as a result of death or disability, or is terminated without cause. In addition, in the event of a change in control, Mr. Donohue is entitled to receive certain benefits if the Company terminates his employment without cause, Mr. Donohue terminates his employment for good reason, or the Company gives notice of non-renewal of his employment agreement. Such benefits include payment of Mr. Donohue's then current base salary through the date his employment ends and for an eighteen month period thereafter and a prorated bonus (assuming performance targets are met) for the portion of the year in which the termination occurs. A "change in control" of the Company occurs when a person other than Apollo Ski Partners or its affiliates owns a majority of the Company's outstanding common stock or a majority of the combined voting power of all outstanding voting securities.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General

   The Compensation Committee of the Board of Directors (the "Committee") for Fiscal 2001 was comprised of directors Messrs. Biondi, Lee, Tisch and Katz. The Committee is responsible for establishing and administering the Company's executive compensation programs. Matters relating to the administration of the Company's 1999 Long Term Incentive and Share Award Plan or otherwise to the grant of options to purchase the Company's stock or any performance-based executive compensation to the Company's executives are considered and acted upon by a subcommittee of non-employee directors, within the meaning of Rule 16b-3 promulgated under the Securities and Exchange Act of 1934, and outside directors, within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The subcommittee of the Compensation Committee consists of Messrs. Biondi, Lee, and Tisch.

Compensation Philosophy

   The Committee's compensation philosophy is designed to support the Company's primary objective of creating value for shareholders. The Committee believes that the following compensation strategies for the Company's executive officers, including the Chief Executive Officer (the "CEO"), achieve this objective:

  . Attract and retain talented executives--The Company provides core compensation in the form of base salary and benefit programs that are comparable to those of similarly sized companies in the resort/leisure/hospitality industry. The base salary target is generally based on industry survey results. For higher levels of responsibility, the base salary component is intended to be a diminishing portion of the executive's potential total compensation.

  . Emphasize pay for performance--The Company's 1996 and 1999 Long-Term Incentive and Share Award Plans establish a significant relationship between current Company performance and incentive compensation, on a sliding scale basis, with substantial rewards possible for exceptional results and no reward for poor results.

  . Encourage management stock ownership--The Committee firmly believes that long-term shareholder value will be significantly enhanced by management stock ownership. As a result, the Company's stock option program strongly encourages stock ownership by executive officers.

   The Internal Revenue Code imposes a limitation on the deduction for certain executive officers' compensation unless certain requirements are met. The Company and the Committee have carefully considered the impact of these tax laws and have taken certain actions intended to preserve the Company's tax deduction with respect to any affected compensation. The following are descriptions of the Company compensation programs for executive officers, including the CEO.

Base Salary

   The Company generally establishes base salary ranges by considering compensation levels in similarly sized companies in the resort/leisure/hospitality industry. The base salary targets are generally established based upon industry survey results in light of the Company's strategic goals compared to other publicly owned, growth-oriented companies. The Company's current philosophy is to pay base salaries sufficient to attract and retain executives with a broad, proven track record of performance.

   The base salary and performance of each executive officer is reviewed periodically (at least annually) by his or her immediate supervisor (or the Committee, in the case of the CEO) resulting in salary actions as appropriate. An executive officer's level of responsibility is the primary factor used in determining base salary. Individual performance and industry information are also considered in determining any salary adjustment. The Committee reviews and approves all executive officer salary adjustments as recommended by the CEO. The Committee reviews the performance of the CEO and establishes his base salary.

Bonus Plan

   In Fiscal 2001, all Named Executive Officers were eligible for an annual bonus under the Vail Resorts, Inc. annual cash bonus plan approved by the Board. For Fiscal 2001, the performance measure selected by the Committee for cash bonuses was the meeting of certain cash flow targets. In the event the Company's cash flow for Fiscal 2001, as determined on both an aggregate and a divisional basis, met or exceeded certain predetermined target levels, the appropriate divisional executive participating in the plan could receive an incentive award for Fiscal 2001. Such awards are based upon salary level, the Committee's determination of the individual's position and level of responsibility and the Committee's assessment of the individual's impact upon the Company's financial success. The Committee has absolute discretion in reducing or eliminating the amount of an award for any individual included in the plan. The Company met the relevant targets and the bonus pool was fully funded for Fiscal 2001. Messrs. Thompson and Mandel received bonuses as executive officers of Vail Resorts Development Company, the Company's real estate subsidiary, which met its divisional targets. All bonuses received by the Named Executive Officers are reflected in the Summary Compensation Table.

Stock Option and Share Award Program

   The Company's existing 1993 stock option plan and 1996 and 1999 long-term incentive and share award plans are designed to align management interests with those of shareholders. In furtherance of this objective, the level of stock option grants and restricted share awards for executive officers is determined by the Committee each year, typically in consultation with the CEO except with respect to the CEO himself. Awards for all employees (including all executive officers) are determined by giving equal consideration to base salary, level of responsibility and industry long-term compensation information. In order to encourage increased Company performance in the future, the Company's stock options vest in one-year increments over periods ranging from three to five years, except that options granted to Mr. Aron can vest up to ten years from the date of grant and are subject to certain vesting acceleration conditions.

Deferred Compensation Plan

   On September 15, 2000, the Company approved the adoption by The Vail Corporation, an indirect wholly owned subsidiary of the Company (the "Employer"), of a Deferred Compensation Plan (the "Plan") for the benefit of its "key employees," as that term is defined in the Plan ("Key Employees"). The Plan provides that Key Employees may contribute to the Plan up to 95% of their base pay and up to 95% of any Employer-paid bonus, which contributions may be allocated among the following three accounts: retirement, education, and personal goals. The Company may, on an annual basis, elect to make matching and/or discretionary Employer contributions. Key Employee contributions and any matching or discretionary contributions made by Employer are placed in a rabbi trust which restricts management's use and access to the money. All contributions made by Key Employees are immediately 100% vested. Any matching or discretionary contribution made by Employer vest 25% each year for four years, starting from the date of Key Employee's hire. The Company may direct the Plan Administrator to accelerate the vesting on the matching and/or discretionary Employer contributions. The trustee under the Plan is Wells Fargo Bank Minnesota, N.A. The Plan is a non-qualified benefit plan. All money in the rabbi trust remains subject to the Company's general creditors in the event of bankruptcy.

CEO Compensation

   Mr. Aron's compensation for Fiscal 2001 consisted of base salary in addition to participation in the Company benefit program. Mr. Aron's base salary for Fiscal 2001 was paid in accordance with his employment agreement, which was amended on May 5, 2001 to provide additional incentives for Mr. Aron's continuing service, as described in "Employment Agreements". At the time the Company entered into Mr. Aron's agreement, the Committee gave consideration to chief executive officer compensation in other publicly owned, growth-oriented and similarly sized companies in comparable industries. Mr. Aron was granted 100,000 stock options in Fiscal 2001 in recognition of his performance as Chief Executive Officer and to provide incentive throughout the term of the option to strive to operate the Company in a manner that directly and positively affects both the short term and long term interests of the stockholders. As of November 14, 2001, Mr. Aron held 865,000 stock options, of which 616,667 were fully vested. All compensation received by Mr. Aron in Fiscal 2001 is reflected in the Summary Compensation Table.

                                          Compensation Committee

                                          Frank J. Biondi
                                          Thomas H. Lee
                                          James S. Tisch
                                          Robert A. Katz, Chairman

                            AUDIT COMMITTEE REPORT

   The Audit Committee of the Board of Directors currently consists of Messrs. Hilbert, Sorte and Micheletto, who are all non-employee directors. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached as Annex A to this proxy statement.

   Management is responsible for our accounting practices, internal controls, the financial reporting process and preparation of our consolidated financial statements. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards. The Audit Committee's responsibility is to monitor and oversee these processes. The Audit Committee recommends to the Board of Directors the selection of our independent auditors.

   In this context, the committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee further discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (communications with Audit Committees).

   Our independent auditors also provided to the Audit Committee the written disclosures and letter required by the Independence Standards Board No. 1 (Independent Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm's independence and satisfied itself as to such accountant's independence.

   Based upon the Audit Committee's discussion with management and the independent auditors, the Audit Committee recommended to the board of directors that our audited financial statements as and for the fiscal year ended July 31, 2001 be included in our Annual Report on Form 10-K for the year ended July 31, 2001 for filing with the SEC.

Fees Billed to Vail Resorts by Arthur Andersen LLP during Fiscal Year ended July 31, 2001

   Audit Fees. Audit fees (including expenses) billed (or billable) to us by Arthur Andersen LLP with respect to the fiscal 2001 financial statements were $207,000.

   Financial Information Systems Design And Implementation Fees. No services were performed by, or fees incurred to, Arthur Andersen LLP in connection with financial information systems design and implementation projects for fiscal 2001.

   All other Fees. All other fees billed by Arthur Andersen LLP with respect to fiscal 2001 were $22,300.

   The Audit Committee considered whether the provision of services described above under "All Other Fees" is compatible with maintaining Arthur Andersen's independence.

                                          Audit Committee

                                          Stephen C. Hilbert
                                          John F. Sorte
                                          Joe R. Micheletto, Chairman

                               Performance Graph

   The following graph compares the performance of the Company's Common Stock to The Russell 2000 Stock Index, The S&P 500 Stock Index and the Company's Peer Group Index*.

                 2/3/97    7/31/97    1/30/98    7/31/98    1/30/99    7/31/99    1/30/00    7/31/00    1/30/01    7/30/01
MTN             $100.00    $109.94    $119.89    $121.88     $96.59     $83.24     $74.15     $80.68    $101.41     $90.68
Russell 2000    $100.00    $112.94    $117.19    $114.37    $115.61    $120.36    $134.29    $135.48    $137.56    $131.19
S&P 500         $100.00    $121.10    $124.40    $142.22    $162.65    $168.89    $177.25    $181.87    $173.63    $153.96
Peer Group*     $100.00     $79.53     $93.44     $81.36     $75.12     $87.62     $72.39     $76.30     $71.83     $73.08

                                Performance Graph
--------
* The Company's Peer Group Index performance is weighted according to market capitalization.

   The total return graph is presented for the period since the Company's initial public offering through the end of the Company's 2001 fiscal year. The total stockholder return assumes that $100 is invested at the beginning of the period in the Common Stock of the Company, The Russell 2000, The S&P 500 Stock Index and the Company's Peer Group. The Company's Peer Group is comprised of Mandalay Resort Group (formerly Circus Circus Enterprises, Inc.), MGM Mirage (formerly MGM Grand, Inc.), Cedar Fair, L.P., Intrawest Corp., Six Flags, Inc. (formerly Premier Parks, Inc.) and American Skiing Company. The Company has selected this Peer Group because these companies operate in the Resort/Leisure/Hospitality sector and have market capitalizations in the $500 million to $1.6 billion range. The Company included the Russell 2001 in the graph because the Company is included in such index and because there is no established industry index for the Company's business. Total shareholder return is weighted according to market capitalization so that companies with a larger market capitalization have a greater impact on the Peer Group index results. Historical stock performance during this period may not be indicative of future stock performance.

   Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the above Compensation Committee Report on Executive Compensation and Performance Graph shall not be incorporated by reference into any such filings.

           PROPOSAL 2. APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   The Board of Directors, based on the recommendation of the Audit Committee, voted to retain Arthur Andersen LLP to serve as independent public accountants for the fiscal year ended July 31, 2002. Arthur Andersen LLP expects to have a representative at the 2001 Annual Meeting of Shareholders who will have the opportunity to make a statement and who will be available to answer appropriate questions.

   It is understood that even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its shareholders.

Vote Required For Approval

   The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on this matter is required for this proposal to be adopted.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE INDEPENDENT PUBLIC ACCOUNTANTS.

                         FUTURE SHAREHOLDER PROPOSALS
                            FOR 2002 ANNUAL MEETING

   The deadline for shareholders to submit proposals pursuant to Rule 14a-8 of the Exchange Act for inclusion in the Company's proxy statement and proxy for the 2002 Annual Meeting of Shareholders is July 30, 2002. The date after which notice of a shareholder proposal submitted outside of the processes of Rule 14a-8 of the Exchange Act will be considered untimely is October 12, 2002. If notice of a shareholder proposal submitted outside of the processes of Rule 14a-8 of the Exchange Act is received by the Company after October 12, 2002, then the Company's proxy for the 2002 Annual Meeting may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2002 Annual Meeting.

                                 OTHER MATTERS

   At the date of this Proxy Statement, the Board of Directors has no knowledge of any business other than that described herein which will be presented for consideration at the meeting. In the event any other business is presented at the meeting, the persons named in the enclosed proxy will vote such proxy thereon in accordance with their judgment in the best interests of the Company.

                                          By Order of the Board of Directors
                                          /s/ Martha D. Rehm
                                          MARTHA D. REHM
                                          Senior Vice President,
                                          General Counsel and Secretary

November 26, 2001

                                                                        ANNEX A

                              VAIL RESORTS, INC.

                        CHARTER OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS

I. AUDIT COMMITTEE PURPOSE

   The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

      a. oversee the accounting and financial policies and practices of the Company, its internal controls and, as appropriate, the internal controls of certain service providers;

      b. oversee the quality and objectivity of the financial statements of the Company and the independent audit thereof; and

      c. act as a liaison between the Company's independent auditors and the Board.

   In general, the function of the Audit Committee is oversight; it is management's responsibility to maintain appropriate systems for accounting and internal controls, and the auditor's responsibility to plan and carry out a proper audit.

   The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting or other consultants or experts it deems necessary in the performance of its duties.

II. AUDIT COMMITTEE COMPOSITION AND MEETINGS

   1. The Audit Committee shall be comprised of three or more directors as determined by the Board, all of whom have no relationship to the Company that may interfere with the exercise of their independence from management and the Company.

      a. The Audit Committee shall be composed entirely of independent directors and no person who is employed by the Company or any of its affiliates shall be a member of the Audit Committee until three years following the termination of his or her employment.

      b. No person may be named to the Audit Committee or shall serve as a member of the Audit Committee who (i) is a member of the immediate family of any executive officer of the Company or any of its affiliates until three years following the termination of such employment relationship, (ii) has a business relationship with the Company, unless the Board determines in its business judgment that the relationship does not interfere with the director's exercise of independent judgment, or (iii) is employed as an executive of another company where any of the Company's executives serves on that company's compensation committee.

      c. Each member of the Audit Committee shall be financially literate, as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee.

      d. At least one member of the Audit Committee must have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment.

      e. In setting the qualifications for the members of the Audit Committee and in electing members to the Audit Committee, the Board may take into consideration academic background or training in financial analysis or business management, business experience throughout the career of the individual which involved or required financial management analysis and understanding, service as director and membership on its Audit Committee and such other factors as the Board may deem appropriate.

      f. The composition and membership of the Audit Committee shall otherwise comply with the rules of the Securities and Exchange Commission ("SEC") and New York Stock Exchange ("NYSE").

   2. Audit Committee members shall be appointed by the Board. If an Audit Committee Chair is not designated or present, the members of the Audit Committee may designate a Chair by majority vote of the Audit Committee membership.

   The Audit Committee shall meet at least twice annually or more frequently as deemed necessary or appropriate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee shall maintain minutes of its meetings.

   The Audit Committee may request any officer of employee of the Company or the Company's independent auditor or outside or internal counsel to attend any meeting(s) of the Committee or to meet with any members of or consultants to the Committee.

III. AUDIT COMMITTEE RESPONSIBILITIES

   1. Review Procedures

      a. Review and reassess the adequacy of this Charter at least annually and recommend any changes to the Board. Submit the charter to the Board for approval and have the document published in the Company's proxy statement at least every three years in accordance with SEC regulations.

      b. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

   2. Independent Auditors

      a. The outside auditor for the Company is ultimately accountable to the Board and the Audit Committee, and the Audit Committee and Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor (or to nominate the outside auditor to be proposed for shareholder approval in any proxy statement).

      b. Approve the fees and other significant compensation to be paid to the independent auditors.

      c. The Audit Committee is responsible for ensuring that the outside auditor submits on a periodic basis to the Audit Committee a formal written statement delineating all relationships between the auditor and the Company and the Audit Committee is responsible for actively engaging in a dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor and for recommending that the Board take appropriate action in response to the outside auditor's report to satisfy itself of the outside auditor's independence.

   3. Other Audit Committee Responsibilities

      a. Annually prepare a report as required by the SEC to be included in the Company's annual proxy statements.

      b. Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

      c. Periodically report to the Board on significant results of the foregoing activities, and at any time at the request of the Board.

      d. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

      e. Review with the Company's General Counsel legal matters as appropriate and at least annually in connection with the audit that may have a material impact on the financial statements, any material legal or regulatory compliance matters.

      f. Meet at least annually with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

IV. WRITTEN AFFIRMATION

   At any time that there is a change in the composition of the Audit Committee, and otherwise approximately once each year; the Company shall confirm in writing to the NYSE regarding:

      a. any determination that the Board has made regarding the independence of Audit Committee members pursuant to any provision of this Audit Committee Charter;

      b. the financial literacy of the Audit Committee members;

      c. the determination that at least one of the Audit Committee members has accounting or related financial management expertise; and

      d. the annual review and reassessment of the adequacy of this Audit Committee Charter.

                              * * * * * * * * * *

Adopted June 6, 2000

[LOGO] VAIL RESORTS TM

                                                              November 26, 2001

TO: Participants of the Vail Resorts 401(k) Retirement Plan (the "Plan")

   As described in the attached materials, your proxy as a shareholder of Vail Resorts, Inc. (the "Company") is being solicited in connection with the proposals to be considered at the Company's upcoming Annual Meeting of Shareholders. We hope you will take advantage of the opportunity to direct, on a confidential basis, the manner in which the shares of Common Stock of the Company allocated to your account under the Plan will be voted.

   Enclosed with this letter is the Proxy Statement, which describes the matters to be voted upon, a voting instruction ballot, which will permit you to vote the shares allocated to your account, and a stamped, pre-addressed return envelope. After you have reviewed the Proxy Statement, we urge you to vote your shares held pursuant to the Plan by marking, dating, signing, and returning the enclosed voting instruction ballot to Wells Fargo Bank Minnesota, N.A. ("Wells Fargo") in the accompanying envelope no later than January 4, 2002. Your voting instructions will remain completely confidential. Only representatives of Wells Fargo, which will certify the totals to the Company for the purpose of having those shares voted, will have access to your ballots. No person associated with the Company will see the individual voting instructions.

   We urge you to vote, as a means of participating in the governance of the affairs of the Company. If your voting instructions are not received by Wells Fargo by January 4, 2002, the shares allocated to your account will not be voted. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate.

   Please note that the enclosed material relates only to those shares which have been allocated to your account under the Plan. You will receive other voting material for any shares owned by you individually and not under the Plan.

                                          Sincerely,
                                          /s/ Adam M Aron
                                          ADAM M. ARON
                                          Chairman and Chief Executive Officer

[LOGO] Address footer and Recyler logo

[LOGO] Vail Resorts(TM)


                               Vail Resorts, Inc.

                      2001 ANNUAL MEETING OF SHAREHOLDERS

                           Wednesday, January 9, 2002
                        10:00 a.m. Eastern Standard Time

                                 The Essex House
                             160 Central Park South
                            New York, New York 10019





--------------------------------------------------------------------------------

                           137 Benchmark Road
[LOGO] Vail Resorts(TM)    Avon, Colorado 81620                            Proxy
--------------------------------------------------------------------------------

This proxy is solicited by the Board of Directors for use at the 2001 Annual Meeting of Shareholders on Wednesday, January 9, 2002.

The undersigned hereby instructs Advisors Trust Company, the Trustee of the Trust created pursuant to the 401(k) Retirement Plan (the "Plan") of Vail Resorts, Inc. (the "Company"), to vote the shares of COMMON STOCK of the Company allocated to my account under the Plan as of November 14, 2001, upon the following proposals to be presented at the Annual Meeting of Shareholders of the Company on January 9, 2002, at 10:00 a.m., Eastern Standard Time, or any adjournments or postponements thereof.

The Company's Board of Directors recommends a vote FOR each of the nominees for director and FOR the Proposal specified in Item 2 and FOR Item 3.

                      See reverse for voting instructions.

[LOGO] Vail Resorts(TM)

Voting Instructions

Please mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Vail Resorts, Inc., c/o Shareowner Services(SM), P.O. Box 64873, St. Paul, MN 55164-0873.













                             . Please detach here .
--------------------------------------------------------------------------------


                                   The Board of Directors Recommends a vote FOR Items 1, 2 and 3.

1. Election of Class 2 Directors:  01 Adam M. Aron         05 Joe R. Micheletto          [_] Vote FOR          [_] Vote WITHHELD
                                   02 Frank J. Biondi      06 John F. Sorte                  all nominees          from all nominees
                                   03 Stephen C. Hilbert   07 William P. Stiritz             (except as marked)
                                   04 Thomas H. Lee        08 James S. Tisch
                                                                                         -------------------------------------------

(Instructions: To withhold authority to vote for any indicated nominee,                  -------------------------------------------
write the number(s) of the nominee(s) in the box provided to the right.

2. Ratification of appointment of Arthur Andersen LLP as independent public accountants. [_] For      [_] Against     [_] Abstain

3. In their discretion, upon other matters as they properly come before the meeting.     [_] For      [_] Against     [_] Abstain


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
                                                                                                        ---
Address Change? Mark Box [_] Indicate changes below:                                         Date _______________________________

                                                                                         -------------------------------------------


                                                                                         -------------------------------------------

                                                                                         Signature(s) in Box

                                                                                         Please sign exactly as your name(s) appear
                                                                                         on Proxy. If held in joint tenancy, all
                                                                                         persons must sign. Trustees,
                                                                                         administrators, etc., should include title
                                                                                         and authority. Corporations should provide
                                                                                         full name of corporation and title of
                                                                                         authorized officer signing the Proxy.

[LOGO] Vail Resorts(TM)

                               Vail Resorts, Inc.

                       2001 ANNUAL MEETING OF SHAREHOLDERS

                           Wednesday, January 9, 2002
                        10:00 a.m. Eastern Standard Time

                                 The Essex House
                             160 Central Park South
                            New York, New York 10019




--------------------------------------------------------------------------------


                         137 Benchmark Road
[LOGO] Vail Resorts(TM)  Avon, Colorado 81620                              Proxy
--------------------------------------------------------------------------------

This proxy is solicited by the Board of Directors for use at the 2001 Annual Meeting of Shareholders on Wednesday, January 9, 2002.

The shares of CLASS A COMMON STOCK you hold in your account or in a dividend reinvestment account will be voted as you specify below.

If no choice is specified, the proxy will be voted "FOR" Items 1, 2 and 3.

By signing this proxy, you revoke all prior proxies and appoint Andrew P. Daly, James P. Donohue and Martha D. Rehm, each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

                      See reverse for voting instructions.

[LOGO] Vail Resorts(TM)


Voting Instructions

Please mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Vail Resorts, Inc., c/o Shareowner Services(SM), P.O. Box 64873, St. Paul, MN 55164-0873.







                             . Please detach here .
--------------------------------------------------------------------------------


                                   The Board of Directors Recommends a vote FOR Items 1, 2 and 3.

1. Election of Class 1 Directors: 01 Leon D. Black      06 Antony P. Ressler              [_] Vote FOR         [_] Vote WITHHELD
                                  02 Craig M. Cogut     07 Marc J. Rowan                      all nominees         from all nominees
                                  03 Andrew P. Daly     08 John J. Ryan III                   (except as marked)
                                  04 Robert A. Katz     09 Bruce H. Spector
                                  05 William L. Mack

(Instructions: To withhold authority to vote for any indicated nominee,                   ------------------------------------------
write the number(s) of the nominee(s) in the box provided to the right.                   ------------------------------------------

2. Ratification of appointment of Arthur Andersen LLP as independent public accountants.  [_] For   [_] Against   [_] Abstain

3. In their discretion, upon other matters as they properly come before the meeting.      [_] For   [_] Against   [_] Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
                                                                                                        ---

Address Change? Mark Box [_] Indicate changes below:                                          Date _______________________

                                                                                          ------------------------------------------

                                                                                          ------------------------------------------

                                                                                          Signature(s) in Box

                                                                                          Please sign exactly as your name(s) appear
                                                                                          on Proxy. If held in joint tenancy, all
                                                                                          persons must sign. Trustees,
                                                                                          administrators, etc., should include title
                                                                                          and authority. Corporations should provide
                                                                                          full name of corporation and title of
                                                                                          authorized officer signing the Proxy.

[LOGO] Vail Resorts(TM)

                               Vail Resorts, Inc.

                       2001 ANNUAL MEETING OF SHAREHOLDERS

                           Wednesday, January 9, 2002
                        10:00 a.m. Eastern Standard Time

                                 The Essex House
                             160 Central Park South
                            New York, New York 10019




--------------------------------------------------------------------------------


                          137 Benchmark Road
[LOGO] Vail Resorts(TM)   Avon, Colorado 81620                             Proxy
--------------------------------------------------------------------------------

This proxy is solicited by the Board of Directors for use at the 2001 Annual Meeting of Shareholders on Wednesday, January 9, 2002.

The shares of COMMON STOCK you hold in your account or in a dividend reinvestment account will be voted as you specify below.

If no choice is specified, the proxy will be voted "FOR" Items 1, 2 and 3.

By signing this proxy, you revoke all prior proxies and appoint Andrew P. Daly, James P. Donohue and Martha D. Rehm, each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

                      See reverse for voting instructions.

[LOGO] Vail Resorts(TM)

                                                         -----------------
Voting Instructions                                      COMPANY #
                                                         CONTROL #
                                                         -----------------

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE-- TOLL FREE-- 1-800-240-6326-- QUICK *** EASY *** IMMEDIATE

 .    Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (ET) on January 8, 2002.

 .    You will be prompted to enter your 3-digit Company Number and your 7-digit
     Control Number which are located above.

 .    Follow the simple instructions the Voice provides you.

VOTE BY INTERNET-- http://www.eproxy.com/mtn/-- QUICK *** EASY *** IMMEDIATE

 .    Use the Internet to vote your proxy 24 hours a day, 7 days a week, until
     12:00 p.m. (CT) on January 8, 2002.

 .    You will be prompted to enter your 3-digit Company Number and your 7-digit
     Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Vail Resorts, Inc., c/o Shareowner Services(SM), P.O. Box 64873, St. Paul, MN 55164-0873.


      If you vote by phone or Internet, please do not mail your proxy card.

                             . Please detach here .
--------------------------------------------------------------------------------



         The Board of Directors Recommends a vote FOR Items 1, 2 and 3.

1. Election of Class 2 Directors: 01 Adam M. Aron           05 Joe R. Micheletto            [_] Vote FOR          [_] Vote WITHHELD
                                  02 Frank J. Biondi        06 John F. Sorte                    all nominees          from all
                                  03 Stephen C. Hilbert     07 William P. Stiritz               (except as marked)    nominees
                                  04 Thomas H. Lee          08 James S. Tisch


(Instructions: To withhold authority to vote for any indicated nominee,                     ----------------------------------------
write the number(s) of the nominee(s) in the box provided to the right.                     ----------------------------------------

2. Ratification of appointment of Arthur Andersen LLP as independent public accountants.    [_] For     [_] Against   [_] Abstain

3. In their discretion, upon other matters as they properly come before the meeting.        [_] For     [_] Against   [_] Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
                                                                                                        ---
Address Change? Mark Box [_] Indicate changes below:                                            Date _______________________________

                                                                                            ----------------------------------------


                                                                                            ----------------------------------------

                                                                                            Signature(s) in Box

                                                                                            Please sign exactly as your name(s)
                                                                                            appear on Proxy. If held in joint
                                                                                            tenancy, all persons must sign.
                                                                                            Trustees, administrators, etc., should
                                                                                            include title and authority.
                                                                                            Corporations should provide full name of
                                                                                            corporation and title of authorized
                                                                                            officer signing the Proxy.